Exhibit 99

News release

Rice University President Reginald DesRoches to join TI board of directors

DALLAS (Feb. 20, 2024) – Texas Instruments Incorporated (TI) (Nasdaq: TXN) today announced that Reginald DesRoches, president of Rice University, has been elected to TI’s board of directors, effective March 1.

“We’re pleased to welcome Reggie to our board,” said Rich Templeton, TI’s chairman of the board. “With his decades of experience in academia and background in engineering, Reggie understands the impact that technology can have in our lives and the world. We’re confident he’ll be a valuable contributor to our strategic discussions.”

Dr. DesRoches, 56, has had a distinguished career in higher education, including positions of increasing responsibility at two major universities with highly ranked engineering programs. He has been the president of Rice University in Houston, Texas, since 2022 and a professor of engineering since 2017. Prior to his role as president, he was Rice’s Howard Hughes Provost and the William and Stephanie Sick Dean of Engineering. Before his appointment at Rice, Dr. DesRoches was the chair of the School of Civil and Environmental Engineering at the Georgia Institute of Technology (Georgia Tech).

Dr. DesRoches has a Bachelor of Science in Mechanical Engineering, a Master of Science in Civil Engineering and a Doctorate in Structural Engineering from the University of California, Berkeley.

“Reggie has a competitive spirit and a track record of leading organizations to new levels of achievement – which are valued at TI,” said Todd Bluedorn, chair of the board’s governance and stockholder relations committee. “We look forward to working with him.”

About Texas Instruments

Texas Instruments Incorporated (Nasdaq: TXN) is a global semiconductor company that designs, manufactures, tests and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems. Our passion to create a better world by making electronics more affordable through semiconductors is alive today, as each generation of innovation builds upon the last to make our technology smaller, more efficient, more reliable and more affordable – making it possible for semiconductors to go into electronics everywhere. We think of this as Engineering Progress. It’s what we do and have been doing for decades. Learn more at TI.com.

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